Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Reports 88% Increase in EBITDA on 59% Increase in

Revenue for Third Quarter and Raises 2010 Guidance

-Record Revenue Increased 59% to $632 million

-Organic Revenue Increased 39%

-Record EBITDA Increased 88% to $73 million

-Net Income Increased 39% to $30 million

-EPS Increased 30% to $0.35 per Diluted Share

Coral Gables, FL (November 3, 2010) — MasTec, Inc. (NYSE: MTZ) today reported record revenue, EBITDA and net income. For the third quarter of 2010, revenue was $632 million, compared with revenue of $397 million in the third quarter of 2009, a 59% increase. EBITDA, or earnings before interest, taxes, depreciation and amortization, was $72.8 million, compared with $38.7 million in the third quarter last year, an increase of 88%. Additionally, third quarter earnings rose 30% to $0.35 per diluted share, compared with $0.27 per diluted share last year.

The $235 million increase in revenue for the quarter just ended was driven by organic growth of 39% and the acquisition of Precision Pipeline in the fourth quarter of 2009.

Liquidity also increased dramatically as a result of the improved financial performance. Cash flow from operations was $72.4 million, a 128% increase from last year. The Company’s cash balance was $120 million at quarter end, compared with $69 million at the end of the second quarter. Liquidity at quarter end, defined as unrestricted cash plus availability under the Company’s credit facility, increased from $183 million last year to $237 million at the end of the most recent third quarter.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “Our third quarter greatly exceeded expectations and demonstrated solid execution, the power of our diversified business model, management improvements and our increasing focus on marketing and business development. Even in a difficult economic environment, we increased revenue, continued our margin expansion, improved our cash flow and liquidity, and added new customers. We believe that the higher performance for the third quarter was especially impressive, since the high profile Ruby Pipeline project did not fully ramp up until after quarter-end, and was not a significant factor in the quarter.”

Mr. Mas continued, “In short, we improved on virtually every important financial or performance metric in the third quarter. Even though the stock price has shown significant improvement in the last 60 days, we believe that it still is not reflecting the improvements we have made to date, or the earnings power that we will have going forward.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO also noted, “Our EBITDA margins and cash flows and liquidity continue to grow. The third quarter EBITDA margin was 11.5%, up 180 basis points from the 9.7% margin last year, and represents our best quarter since 2000. Additionally, cash flow from operations was over $100 million for the nine months just ended, up 18% from last year, yielding significantly improved liquidity.”

It should be noted that the large net income increase for the third quarter of 2010 was despite a 40.8% book tax rate for the quarter, compared to a 2.3% book tax rate for the third quarter of 2009. The negative year-over-year impact of the tax rate increase is a $0.22 reduction in fully diluted earnings per share. The Company has $41 million in Federal tax net operating loss carryforwards, or NOLs, to utilize against most cash tax obligations. Additionally, the increase in earnings per share was achieved even though the share count increased 6.5 million shares this year related to the issuance of convertible debt in the fourth quarter of 2009.

Today, the Company is increasing its annual 2010 guidance and issuing estimates for the fourth quarter.

The Company now expects 2010 revenue of approximately $2.22 billion, compared to $1.62 billion for 2009, and expects 2010 EBITDA of approximately $230 million, compared to $153 million for 2009. The revenue increase is over 37%, and the increase in EBITDA is over 50%. MasTec expects 2010 fully diluted earnings per share of $0.99, compared to $0.90 for 2009. The 2010 full year guidance includes an increase in the year-over-year book tax rate from 10.6% in 2009 up to 40.9% in 2010. This rate increase results in a negative impact of $0.48 on 2010 fully diluted earnings per share.

The annual guidance implies fourth quarter 2010 revenue of approximately $643 million, compared to $496 million in the fourth quarter of 2009, representing a 30% increase. EBITDA is projected at $77 million, compared with $50 million in the comparable quarter of 2009, representing a 54% increase. Finally, MasTec expects fully diluted earnings per share of $0.37 for the fourth quarter, compared to $0.22 for the fourth quarter of 2009, an increase of 68%. The book tax rate for the fourth quarter of 2010 is expected to be 40.9% while the tax rate for the same quarter in 2009 was only 28.9%. The negative year-over-year impact of the tax rate increase is a $0.07 reduction in fully diluted earnings per share for the quarter.

Management will hold a conference call to discuss these results on Thursday, November 4, 2010 at 9:00 a.m. Eastern time. The call-in number for the conference call is (719) 325-2164 and the replay number is (719) 457-0820, with a pass code of 5290450. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations

(In thousands, except per share amounts)

	For the Three Months Ended
	September 30,
	2010	2009
Revenue	$631,947	$397,248
Costs of revenue, excluding depreciation and amortization	528,579	335,241
Depreciation and amortization	14,796	10,760
General and administrative expenses	30,846	23,710
Interest expense, net of interest income	7,255	5,769
Other income, net	(228)	(393)

Income before provision for income taxes	50,699	22,161
Provision for income taxes	20,698	517

Net income	30,001	21,644

Net loss attributable to non-controlling interests	(5)	—

Net income attributable to MasTec	$30,006	$21,644

Earnings per share-basic and diluted:

Basic net income per share attributable to MasTec	$0.39	$0.29

Basic weighted average common shares outstanding	76,104	75,727

Diluted net income per share attributable to MasTec	$0.35	$0.27

Diluted weighted average common shares outstanding	90,507	83,989

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2010	2009
Assets
Total current assets	$670,155	$530,157
Property and equipment, net	187,446	198,812
Goodwill and other intangibles, net	612,725	581,328
Securities available for sale	24,407	24,511
Other assets	33,106	33,291

Total assets	$1,527,839	$1,368,099

Liabilities and Shareholders’ Equity
Current liabilities	$450,236	$327,434
Obligations related to acquisitions	21,008	30,573
Other liabilities	21,474	22,732
Deferred tax liabilities, net	52,822	49,275
Long-term debt	397,281	409,923
Total shareholders’ equity	585,018	528,162

Total liabilities and shareholders’ equity	$1,527,839	$1,368,099

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	For the Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$100,667	$85,586
Net cash used in investing activities	(47,735)	(38,827)
Net cash (used in) provided by financing activities	(21,748)	1,185

Net increase in cash and cash equivalents	31,184	47,944
Net effect of currency translation on cash	67	109
Cash and cash equivalents - beginning of period	88,521	47,263

Cash and cash equivalents - end of period	$119,772	$95,316

Reconciliation of Non-GAAP Disclosures-Unaudited

(In millions, except for percentages)

	Three Months Ended September 30, 2010		Three Months Ended September 30, 2009
EBITDA Reconciliation	Total	Margin	Total	Margin

GAAP Net income	$30.0	4.7%	$21.6	5.4%
Interest expense, net of interest income	7.3	1.1%	5.8	1.5%
Provision for income taxes	20.7	3.3%	0.5	0.1%
Depreciation and amortization	14.8	2.4%	10.8	2.7%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$72.8	11.5%	$38.7	9.7%

	Guidance for Three Months Ended December 31, 2010		Three Months Ended December 31, 2009
EBITDA Reconciliation	Total	Margin	Total	Margin

GAAP Net income	$32.5	5.1%	$18.2	3.7%
Interest expense, net of interest income	7.4	1.2%	7.4	1.5%
Provision for income taxes	22.5	3.5%	7.4	1.5%
Depreciation and amortization	14.6	2.3%	17.4	3.5%

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$77.0	12.0%	$50.3	10.1%

	Years Ended
EBITDA Reconciliation	2010E	2009
GAAP Net Income	$85	$71
Interest expense, net of interest income	29	24
Provision for income taxes	58	8
Amortization	13	13
Depreciation	45	37

Earnings before interest, taxes, amortization and depreciation (EBITDA)	$230	$153

Tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading national infrastructure construction company operating mainly throughout the United States across a range of industries. The Company’s activities include the building, installation, maintenance and upgrade of energy, communication and utility infrastructure, including but not limited to: electrical utility transmission and distribution, wind farms, solar farms, other renewable energy, natural gas and petroleum pipeline infrastructure, wireless, wireline, satellite communication, industrial infrastructure and water and sewer systems. MasTec’s customers are in the following industries: utilities (including wind farms, solar farms and other renewable energy, natural gas gathering systems and pipeline infrastructure), communications (including wired and wireless telephony and satellite television) and government (including water, sewer and other utility and communications work on military bases). The Company’s corporate website is located at www.mastec.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009 and any similar local or state regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; our ability to obtain performance and surety bonds; the outcome of our plans for future operations, growth and services, including business development efforts, backlog and acquisitions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.